EXHIBIT 99.1

                                SCHEDULE II

                                theglobe.com
                     VALUATION AND QUALIFYING ACCOUNTS
                      ALLOWANCE FOR DOUBTFUL ACCOUNTS


                     BALANCE      ADDITIONS                 BALANCE
                   AT BEGINNING   CHARGED TO                 AT END
YEAR ENDED           OF PERIOD     EXPENSE    DEDUCTIONS    OF PERIOD
-----------------   ----------   ----------   ----------   ----------

December 31, 1997   $       --   $   12,000   $       --   $   12,000
December 31, 1998   $   12,000   $  387,878   $   99,742   $  300,136
December 31, 1999   $  300,136   $1,881,473   $  773,517   $1,408,092